June 1, 1990




                 Privileged and Confidential




  Jerry L. Diener
  4 Mallett Drive
  Trumbull, CT   06611

  Dear Mr. Diener:

          In order to assure the continuity of your contribution to Smith Corona Corporation (the "Company"), the
  Company will provide you with the following severance benefits in the event that your employment with the Company is terminated as described herein:

          1. Following your Involuntary Termination of Employment (as hereinafter defined) with the Company, the Company shall pay you an amount equal to your annual rate of base pay in effect on the date of cessation of employment (the "Termination Date") for a period of two (2) years following such termination of employment with the Company ("Severance Pay"). Such Severance Pay shall be paid to you in accordance with the established pay periods for salaried employees of the Company in effect from time to time. For purposes hereof, the terms "Involuntary Termination of Employment" shall mean your termination of employment with the Company for any reason other than for "cause" or by reason of your death, permanent disability or voluntary retirement or resignation, and "cause" shall mean a material breach of, or willful misconduct in, the performance of your duties as an employee of the Company; employment by a firm not affiliated with the Company while you are employed by the Company; theft, embezzlement, bribery or other act of comparable dishonesty or disloyalty or breach of trust against the Company; or the conviction of a felony. "Voluntary Termination of Employment" shall mean voluntary retirement or resignation.






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          2.   Upon your Voluntary or Involuntary Termination
  of Employment, the Company shall pay you for all accrued vacation time in the current year calculated in accordance with Company policy. Such vacation pay shall be paid to you by the Company in one lump sum in the pay period immediately following the Termination Date. Additional vacation time shall not accrue for the period you are receiving Severance Pay from the Company.

          3. Your participation in the Company's Group Major Medical Insurance Program and Group Life Insurance Program shall continue following your Involuntary Termination of Employment during the period that you are receiving Severance Pay from the Company, until you are covered by another employer's major medical program or group life program, if sooner, subject to the provisions of such Company Programs, including provisions relating to COBRA.

          4. Upon your Voluntary or Involuntary Termination of Employment, you will be entitled to receive pension benefits under the Company's pension plan for salaried employees in accordance with the provisions of that plan. For the purpose of service and credited service under such plan, service attributable to the severance period shall be counted only for the period for which you would have received severance in accordance with the terms of the Company's Corporate Policy on Termination Allowance for Company salaried employees generally. Your participation in all other benefits plan and programs of the Company shall cease as of the Termination Date, except as specifically provided in paragraph 3 above.

          5. The Company will provide you, at its sole cost and expense up to a maximum of $10,000, with outplacement assistance at a firm selected by the Company following your Involuntary Termination of Employment during the period that you are receiving Severance Pay from the Company.

         6. Notwithstanding anything in the foregoing to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to Section 1504(b) of the
  Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280(G)(2) of the Code), the Severance Pay to be made pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the


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  excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this provision is necessary shall be made by the Company in good faith.

          The terms of this letter will expire on June 30, 1993.

          As the terms described above exceed normal Company policy regarding employee separation, it is understood that this Agreement sets forth the entire agreement between the Company and you and supersedes any and all prior agreements and understandings, whether oral or written, relating to the subject matter hereof; that your acceptance of these arrangements is a compromise and settlement of any and all claims which you may have against the Company; and that you release the Company from any liability other than that which the Company has agreed to above.

          If the foregoing is acceptable to you, please sign and date both copies of this Agreement in the space indicated below and return one executed copy to the undersigned at your earliest convenience.

                              Very truly yours,

                              SMITH CORONA CORPORATION



                              By: ____________________________
                                  G. Lee Thompson
                                  Chairman




  Agreed and Accepted:  ______________________________
                        Jerry L. Diener